Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Douglas B. Cannon

Senior Vice President & CFO

(214) 210-8842
ODYSSEY HEALTHCARE NAMES NEW BOARD MEMBER
     DALLAS, TEXAS (July 26, 2006) – Odyssey HealthCare, Inc. (NASDAQ: ODSY) has appointed Robert A. Ortenzio, Chief Executive Officer of Select Medical Corporation, to its Board of Directors. Mr. Ortenzio’s appointment is effective as of July 26, 2006 and fills an existing vacancy on the Board of Directors. Mr. Ortenzio has also been appointed to serve on the Board’s Nominating & Governance Committee.
     Mr. Ortenzio is a co-founder of Select Medical Corporation, a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States, and has served as its Chief Executive Officer and as a member of its board of directors since September 2001. Prior to being named Chief Executive Officer of Select Medical Corporation, Mr. Ortenzio served as its President and Chief Operating Officer from February 1997 until September 2001. Before co-founding Select Medical Corporation, Mr. Ortenzio held executive officer positions with various providers of specialty health care services and long-term care services. Mr. Ortenzio currently serves as a member of the board of directors of U.S. Oncology, Inc., a privately held operator of cancer treatment and research networks.
     “We are extremely pleased to have Mr. Ortenzio join our Board of Directors,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “We believe Mr. Ortenzio’s extensive experience in operating highly successful multi-site health care companies will be a tremendous asset to Odyssey HealthCare.”
     Based in Dallas, Odyssey has 81 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.